Exhibit 8.1

Sullivan & Cromwell
1888 Century Park East
Los Angeles, California 90067-1725

        January 16, 2002

First Community Bancorp,
6110 El Tordo Road,
Rancho Santa Fe, California 92067.

Ladies and Gentlemen:

        We have acted as counsel to First Community Bancorp, a California corporation ("First Community"), in connection with the planned merger of W.H.E.C., Inc., a California corporation ("WHEC") with and into First Community, pursuant to the Agreement and Plan of Merger, dated as of November 12, 2001, by and between First Community and WHEC (the "Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

        For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

        (i)    The Merger will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of First Community and WHEC (the "Proxy/Prospectus").

        (ii)  The representations contained in the letters of representation from First Community and WHEC to us, dated January 16, 2002, will be true and complete at the Effective Time.

        On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

        (1)  The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        (2)  Each of First Community and WHEC will be a party to the reorganization within the meaning of Section 368(b) of the Code.

        We also hereby confirm to you that the discussion set forth under the heading "Material Federal Income Tax Consequences" in the Prospectus is our opinion, subject to the limitations set forth therein.

        This opinion is limited to the federal income tax laws of the United States in effect on the date hereof and does not purport to discuss the consequences or effectiveness of the Merger under any other laws or in the event that the applicable federal income tax laws are changed.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Material Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Sullivan & Cromwell